Exhibit 23.1

MOORE STEPHENS
ELLIS FOSTER LTD.
CHARTERED ACCOUNTS
1650 West 1st Avenue
Vancouver, BC, Canada  V6J 1G1
Telephone: (604) 734-1112  Facsimile: (604) 734-1502
E-mail: generaldelivery@ellisfoster.com


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated July 19, 2003 accompanying the financial statements of Scarab Systems, Inc. which are also incorporated by reference in the Form S-8 Registration Statement of Scarab Systems, Inc.

/s/  MOORE STEPHENS ELLIS FOSTER

CHARTERED ACCOUNTANTS

Vancouver, Canada
February 16, 2004




























An independently owned and operated member of Moore Stephens North America, Inc. Members in principal cities throughout North America. Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.